Filed Under Rule 424(b)(3)
Registration No. 333-126584

Prospectus Supplement Dated February 3, 2006
to
Prospectus Dated August 10, 2005

8,962,000 Shares

TAG ENTERTAINMENT CORP.

Common Stock

This Prospectus Supplement No. 1 supplements information contained in our prospectus dated August 10, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 8,962,000 shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors).

You should read this Prospectus Supplement in conjunction with the prospectus, as amended and supplemented from time to time. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

RECENT DEVELOPMENTS

On February 3, 2006, TAG Entertainment Corp. filed a Current Report on Form 8-K with the Securities and Exchange Commission which is attached to this prospectus supplement.

The date of this prospectus supplement is February 3, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 30, 2006

TAG Entertainment Corp.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:    333-96257

Delaware	13-3851304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 Second Street, Suite 240
Santa Monica, CA 90401

(Address and zip code of principal executive offices)

(310) 260-3350

(Registrant's telephone number, including area code)

9916 South Santa Monica Blvd, 1st Floor
Beverly Hills, CA 90212

(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.

On January 30, 2006, TAG Entertainment Corp. ("TAG" or "Registrant") terminated its lease with Little SM Holding, LLC for its principal executive offices at 9916 South Santa Monica Boulevard, 1st Floor, Beverly Hills, California 90212. The lease was set to expire on September 30, 2007. The rent on the property was $12,750 a month but provided for varying rates throughout the term of the lease. The lease was filed as Exhibit 10.6 to the Registrant's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2005.

The lease was terminated as an accommodation to the new landlord following the sale of the building. The Registrant does not believe it will incur any material early termination penalties. The Registrant is currently maintaining office space at 1333 Second Street, Suite 240, Santa Monica, California 90401.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2006	TAG Entertainment Corp. (Registrant)

By: /s/ Steve Austin Steve Austin, President